CHALONE NOTIFIED BY NASDAQ THAT IT IS IN COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS AND NASDAQ’S DELISTING ACTION WILL BE DROPPED

Napa, CA – Wednesday, December 1, 2004 — The Chalone Wine Group, Ltd (NASDQ: CHLN) announced today that it received a letter from the staff of The Nasdaq National Market stating that Chalone is in compliance with all requirements necessary for continued listing on The Nasdaq National Market, and specifically noting that with the resignations of Yves-Andre Istel and George E. Myers, Chalone is in compliance with the independent director requirement set forth in Marketplace Rule 4350(c)(1). The letter stated that its hearing file will be closed, so no further action will be required for Chalone’s continued listing.

The board of directors again expressed its great appreciation for the prior service of both resigning directors and their willingness to resign in order to assure continued listing of Chalone’s common stock on the Nasdaq National Market.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results and events to differ materially. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone’s periodic filings with the Securities and Exchange Commission, including Chalone’s quarterly report on Form 10-Q for the quarter ended March 31, 2004. Chalone undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, Chalone owns and operates Acacia® Vineyard in the Carneros area of Napa County, and Provenance™ Vineyards, Hewitt™ Vineyard and Jade Mountain® in Napa County; Chalone Vineyard in Monterey County; and Moon Mountain® Vineyard, Dynamite® Vineyards and Orogeny™ Vineyards in Sonoma County; and Echelon Vineyards in San Miguel. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., Chalone also owns and operates Edna Valley Vineyard in San Luis Obispo County. In Washington State, Chalone owns and operates Sagelands® Vineyard and Canoe Ridge® Vineyard. In the Bordeaux region of France, Chalone owns 23.5 percent of the Fourth-Growth estate of Château Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

Media Contact: Ken Morris, 707-254-4263,

Shareholder Contact: Patti Podolski, 707-254-4250,